SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 13, 2000

CYBERCASH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27470	54-1725021

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Reston Parkway Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

(703) 620-4200

(Registrant’s telephone number)

Item 2. Acquisition or Disposition of Assets.

      On December 14, 2000, CyberCash, Inc. (“CyberCash”) and Network 1 Financial Corporation (“Network 1”) announced that they had entered into an Agreement and Plan of Merger, dated as of December 13, 2000 (the “Merger Agreement”), which sets forth the terms and conditions of the proposed merger of equals (the “Merger”) of CyberCash and Network 1.

      Pursuant to the Merger Agreement, a wholly owned subsidiary of CyberCash (“Merger Sub”) will merge with and into Network 1 (the “Merger”). The Merger is intended to constitute a reorganization under the Internal Revenue Code of 1986, as amended. Consummation of the Merger is subject to customary conditions, including the approval by both CyberCash and Network 1's stockholders. A copy of the Merger Agreement is included herein as Exhibit 2.1 and a copy of the joint press release of CyberCash and Network 1 with respect to the Merger is included herein as Exhibit 99.1.

      Concurrently with execution of the Merger Agreement, CyberCash's Chairman, William N. Melton and certain stockholders of CyberCash affiliated with Mr. Melton, who collectively own beneficially approximately 18.56% of the outstanding common stock of CyberCash, entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which Mr. Melton and such stockholders have agreed to vote their shares of common stock of CyberCash in favor of the Merger. A copy of the Voting Agreement is included herein as Exhibit 10.1. The Merger Agreement, the Voting Agreement and the joint press release are incorporated herein by reference into this Item 5 and the foregoing description of such documents and the transactions contemplated therein are qualified in their entirety by reference to such exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (a) The financial statements of Network 1 will be filed by amendment not later than 60 days from the date hereof.

      (b) The pro forma financial information of the combined company will be filed by amendment not later than 60 days from the date hereof.

      (c) Exhibits.

2.1 Agreement and Plan of Merger dated December 13, 2000, by and among CyberCash, Inc., Blue Fish Acquisition Corp. and Network 1 Financial Corporation.

10.1 Voting and Support Agreement dated December 13, 2000 between Network 1 Financial Corporation and the stockholders of CyberCash, Inc. identified on Exhibit A thereto.

99.1 Press Release of CyberCash, Inc. dated December 14, 2000.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 13, 2000	CyberCash, Inc.
/s/ John H. Karnes

By: John H. Karnes Title: Chief Financial Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated December 13, 2000, by and among CyberCash, Inc., Blue Fish Acquisition Corp. and Network 1 Financial Corporation

10.1	Voting and Support Agreement dated December 13, 2000 between Network 1 Financial Corporation and the stockholders of CyberCash, Inc. set forth on Exhibit A thereto.

99.1	Press Release of CyberCash, Inc. dated December 14, 2000.